Exhibit 99.1

2022 SPG Equity Incentive Plan

1.	Purpose. The purpose of the 2022 Safe Pro Group Inc., Inc. Equity Incentive Plan is to further align the interests of participants with those of the shareholders by providing incentive compensation opportunities tied to the performance of the Common Stock and by promoting increased ownership of the Common Stock by such individuals. The Plan is also intended to advance the interests of the Company and its shareholders by attracting, retaining, and motivating key personnel.

2.	Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Affiliate” shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (within the meaning of the Exchange Act).

“Award” means an award of a Stock Option, Restricted Stock Award, Restricted Stock Unit, or Stock Award granted under the Plan.

“Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant, as provided in Section 11(a) hereof.

“Board” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in Section 9(b)(ii) hereof.

“Change in control” shall mean: (I) any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act) (a “Person”) acquires beneficial ownership, directly or indirectly (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (a “Beneficial Owner”), of more than fifty percent of the combined voting power of the then issued and outstanding shares of the voting common stock of the Company (the “Voting Stock”), (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the surviving corporation, other than a transaction which would result in the Voting Stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the voting stock of the Company or such surviving entity immediately after such transaction, or (iii) the sale, transfer, or disposition of all or substantially all of the business and assets of the Company to any Person.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan, or the full Board if no such committee is appointed.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company” means Safe Pro Group Inc., a Delaware corporation.

“Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

“Disability” means, unless otherwise provided in an Award Agreement, a Participant being considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder, or, with respect to a Participant who is not subject to United States income tax as may otherwise be determined or construed by the Committee.

“Eligible Person” means any person who is an employee, director, consultant, or other service provider of the Company or any of its Subsidiaries.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock shall be the fair market value of such share as determined by the Committee in its discretion, and to the extent deemed appropriate by the Committee, based upon a recent transaction price per share or third-party valuation of the Common Stock and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv), as well as any successor regulation or interpretation; provided, however, that in the event the Common Stock is publicly traded as of the date of any determination hereunder, “Fair Market Value” shall be determined by reference to the closing trading price of the Common Stock on the trading date immediately prior to such date of determination.

“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.

“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

“Plan” means the Safe Pro Group Inc., Equity Incentive Plan as set forth herein, effective as provided in Section 13(a) hereof and as may be amended from time to time.

“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 7 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.

“Restricted Stock Unit” means a grant to an Eligible Person under Section 8 hereof representing notional unit interests equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Service” means a Participant’s service as an employee, director, consultant or other personal service provider of the Company or any of its Subsidiaries, as applicable.

“Stock Option” means a grant to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, or any other Affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such affiliated status; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.	Administration.

	(a)	Committee Members. The Plan shall be administered by the Committee, which shall be comprised of two or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

	(b)	Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable, or payable, the performance criteria, performance goals, and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants, or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

3

Notwithstanding the foregoing, the Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any purpose. To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, the Board shall have all the powers of the Committee hereunder, and any reference herein to the Committee shall also refer to the Board acting in such capacity. To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control.

4.	Shares Subject to the Plan.

	(a)	Number of Shares Reserved. Subject to adjustment pursuant to Section 4(b) hereof, the number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 5,000,000 shares. Shares of Common Stock issued under the Plan may be either authorized but unissued or shares held in the Company’s treasury. If any Awards expire unexercised or are otherwise forfeited, canceled, or terminated, the shares of Common Stock which were subject to such Awards shall again be available for grants of Awards under the Plan to the extent of such forfeiture, cancellation, or termination. Incentive Stock Options may be granted for up to the full number of available shares of Common Stock available hereunder.

	(b)	Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off, or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent it considers equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the number and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (ii) the exercise price or base price for each share or unit or other right subject to then outstanding Awards, and (iii) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, (a) any such adjustments shall, to the extent necessary, be made in a manner consistent with the requirements of Section 409A of the Code, and (b) in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code. In addition, the Committee shall have the discretionary authority to make any of the foregoing adjustments in the event of any other material corporate transaction (including a joint venture transaction) involving the Company or any Affiliate, including by substituting (x) a different form of Award or (y) the equity securities of an Affiliate for the Common Stock of the Company under the Plan and outstanding Awards, if in the good faith discretion of the Committee such adjustment is necessary or advisable for purposes of compliance with securities law or other regulatory requirements.

4

	(c)	Change in Control. In the event of a Change-in-Control, outstanding Awards shall be treated as provided in the applicable Award Agreement or as otherwise determined by the Committee in its discretion. Such treatment may include, by way of example and not limitation, (i) cancellation of all or a portion of any Award for a cash payment in an amount equal to the number of shares of Common Stock subject to the canceled portion of the Award multiplied by the amount by which the Fair Market Value of a share of Common Stock exceeds the purchase price (if any) of the Award; (ii) conversion of all or a portion of the shares subject to the Award into other property or securities; (iii) removal of any or all restrictions and conditions on any Award; or (iv) giving written notice to any Participant that his or her Award will become immediately exercisable, notwithstanding any waiting period otherwise prescribed, and that the Award will be canceled if not exercised within a specified period of days of such notice.

5.	Eligibility and Awards.

	(a)	Designation of Participants. Any Eligible Person may be selected by the Committee to receive an Award and become a Participant under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares of Common Stock or units subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

	(b)	Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3(b) hereof. The terms of all Awards under the Plan will be specified by the Committee and will be set forth in individual Award Agreements as described in Section 11(a) hereof.

6.	Stock Options.

	(a)	Grant of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6(f) hereof and Section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

	(b)	Exercise Price. The exercise price per share of a Stock Option shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant. The Committee may, in its discretion, specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant, including multiple premium priced tranches based on projected equity valuations.

5

(c)	Vesting of Stock Options. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant, on the attainment of specified performance goals or on such other terms and conditions as approved by the Committee in its discretion. The vesting and exercisability of a Stock Option may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a Change in Control.

(d)	Term of Stock Options. The Committee shall, in its discretion, prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided, however, that the maximum term of a Stock Option shall be ten years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary. Except as otherwise provided in this Section 6 or in an Award Agreement, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries, as determined in accordance with Section 12(b) hereof.

(e)	Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as specified in an Award Agreement, a vested Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price therefore, provided that arrangements satisfactory to the Company have been made with respect to any applicable withholding tax, pursuant to Section 12(d) hereof. Payment of the exercise price shall be made in the manner set forth in the Award Agreement, in one or more of the following forms of payment: (i) in cash or by cash equivalent acceptable to the Committee, (ii) in shares of Common Stock, valued at the Fair Market Value of such shares on the date of exercise, (iii) by a combination of the foregoing methods, or (iv) by such other method as may be approved by the Committee and set forth in the Award Agreement.

(f)	Additional Rules for Incentive Stock Options.

(i) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation §1.421-7(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code. For the avoidance of doubt, Eligible Persons who are not subject to United States income tax shall not be eligible for the grant of Incentive Stock Options and shall instead receive Nonqualified Stock Options.

(ii) Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of Common Stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any subsidiary or parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking stock options into account in the order in which granted.

(iii) Termination of Employment. An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than three months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

6

(iv) Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. An Award Agreement for an Incentive Stock Option may provide that such Stock Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(v) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two (2) years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

7.	Restricted Stock Awards.

	(a)	Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award.

	(b)	Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant, on the attainment of specified performance goals, or on such other terms and conditions as approved by the Committee in its discretion. The vesting of a Restricted Stock Award may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a Change in Control. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Stock subject to the Award shall be returned to the Company.

	(c)	Rights as Shareholder. Subject to the foregoing provisions of the Plan and the applicable Award Agreement, unless otherwise determined by the Committee, the Participant shall have the rights of a shareholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. Any Common Stock or other securities received as a stock dividend or distribution will be subject to the same restrictions as the underlying Restricted Stock Award.

7

8.	Restricted Stock Units.

	(a)	Grant of Restricted Stock Units. A Restricted Stock Unit may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit is equal to the Fair Market Value of one share of Common Stock on the applicable date or time period of determination, as specified by the Committee. Restricted Stock Units shall be subject to such restrictions and conditions as the Committee shall determine.

	(b)	Vesting of Restricted Stock Units. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant, on the attainment of specified performance goals or on such other terms and conditions as approved by the Committee in its discretion. The vesting of a Restricted Stock Unit may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a Change in Control.

	(c)	Payment of Restricted Stock Units. Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. The payment of a Restricted Stock Unit may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a Change in Control. Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in shares of Common Stock, or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee in its discretion.

	(d)	Dividend Equivalent Rights. Restricted Stock Units may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional Restricted Stock Units or may be accumulated in cash, as determined by the Committee in its discretion, and will be paid at the time the underlying Restricted Stock Unit is payable. Dividend equivalent rights shall be subject to forfeiture under the same conditions as apply to the underlying Restricted Stock Units.

	(e)	No Rights as Shareholder. The Participant shall not have any rights as a shareholder with respect to the shares subject to a Restricted Stock Unit until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

8

9.	Forfeiture Events.

	(a)	General. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Service for Cause, violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company.

	(b)	Termination for Cause.

		(i)	General. Unless otherwise provided by the Committee and set forth in an Award Agreement, if a Participant’s employment with the Company or any Subsidiary shall be terminated for Cause, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture, and/or recoupment. The Company shall have the power to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs. Any such determination shall be final, conclusive, and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s employment for Cause, the Company may suspend the Participant’s rights to exercise any option, receive any payment, or vest in any right with respect to any Award pending a determination by the Company of whether an act has been committed which could constitute the basis for a termination for “Cause” as provided in this Section 9(b).

		(ii)	Definition of “Cause”. For purposes of the Plan, unless otherwise provided in an applicable Award Agreement, “Cause” shall mean (i) the repeated and material failure of the Participant to perform his or her material duties to the Company and its Affiliates, or to follow the Company’s policies and procedures applicable to employees of the Company in effect from time to time; (ii) willful malfeasance by the Participant in connection with the performance of his or her duties to the Company; (iii) the Participant being convicted of, or pleading guilty or nolo contendere to, or being indicted for, a felony or other crime involving theft, fraud or moral turpitude; (iv) fraud or embezzlement against the Company or an Affiliate; (v) the failure of the Participant to comply with in any material respect any proper and lawful written direction of the Company or an Affiliate related to the provision of services to the Company or such Affiliate; or (vi) the violation by the Participant of any non-competition, non-solicitation, confidentiality, or other covenants applicable to the Participant.

9

10.	Restrictions on Transfer/Other Provisions.

	(a)	General. Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance, or charge. Notwithstanding the foregoing, in the event of the death of a Participant while employed by the Company or any of its Subsidiaries, except as otherwise provided by the Committee in an Award Agreement, an outstanding Award may become payable to the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the a legatee or legatees of such Award under the participant’s last will, or by such Participant’s executors, personal representatives, or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution.

	(b)	Company Call Right.

		(i)	Call Right upon Termination, Involuntary Transfer. Upon the termination of Service of a Participant for any reason, or an Involuntary Transfer (as defined below) of the Common Stock occurs, the Company shall have the right (a “Call Right”) to purchase and, upon the exercise of the Call Right by the Company, the Participant shall be required to sell, all shares of Common Stock beneficially owned by a Participant or his beneficiary that have been acquired pursuant to an Award. Upon such termination of Service or Involuntary Transfer, as the case may be, the Call Right may be exercised by the Company for a period of one year after the occurrence of such event (or, if later, the date on which the Company is notified or becomes aware of the occurrence of such event). The Company may exercise such Call Right by giving written notice thereof to the Participant. All determinations with respect to the Company’s exercise of the Call Right shall be made by the Committee.

		(ii)	Purchase Price. With respect to any exercise of a Call Right by the Company, the purchase price per share of Common Stock to be paid by the Company at the closing provided for in this Section 10 shall be the Fair Market Value of the Common Stock, determined as of the date of termination of the Participant’s Service or the Involuntary Transfer, as applicable; provided, however, that if the Participant’s Service has been terminated for Cause, the purchase price per share shall be zero. For the avoidance of doubt, with respect to any Option, the purchase price shall be paid with respect to shares of Common Stock beneficially owned by the Participant following the exercise or net share settlement of such Option (i.e., after payment for or deduction of the exercise or base price of such right).

For purposes hereof, “Involuntary Transfer” means a transfer of the Participant’s shares of Common Stock by operation of law including, without limitation, as a result of (A) a sale or other disposition by a trustee or debtor in possession appointed or retained in a bankruptcy case, (B) a sale at any creditors’ or judicial sale, or (C) a transfer arising out of a divorce or separation proceeding.

		(iii)	Election and Delivery Procedures.

			(A)	The closing of any exercise of the Call Right pursuant to this Section shall take place at the offices of the Company, or such other place as may be mutually agreed upon, not less than ten or more than thirty days after the date such Call Right is exercised. The exact date and time of closing shall be specified by the Company.

			(B)	At such closing, the Participant shall deliver certificates for the vested shares of Common Stock to be sold to the Company duly endorsed, or accompanied by written instruments of transfer in a form reasonably satisfactory to the Company duly executed, by such transferor, free and clear of any lien, security interest, pledge, claim, option, right of first refusal, marital right, or other encumbrance. The Company shall pay the applicable purchase price for the vested shares of Common Stock.

10

(c)	Legal Limitations. Anything in this Plan to the contrary notwithstanding, to the extent that the limitations or restrictions applicable to the Company under the laws of its jurisdiction of incorporation, the restrictions or limitations contained in the Certificate of Incorporation or By-Laws of the Company or any other applicable law, rule, or regulation or under the terms of any indebtedness for borrowed money of the Company prohibit the Company from, or would cause the Company to be in default thereunder after, making any payment required under this Plan with respect to any share of Common Stock, then the Company shall not be obligated to make such payment at such time, and shall have the right to defer such payment until the Committee reasonably determines that such limitations and restrictions no longer restrict the Company from making such deferred payment. Any amounts the payment of which is so deferred shall bear interest, compounded annually and calculated at a rate equal to the prime rate and shall be paid (with interest) promptly after, and to the extent that, the Committee determines that the limitations and restrictions referred to in the first sentence of this Section 10(c) no longer restrict such payment.

(d)	Lock-Up Agreement. Unless the Committee provides otherwise, following the effective date of a registration statement of the Company filed under the Securities Act, for a period equal to the shortest period required of the Company’s executive officers, directors or ten- percent shareholders (and only to the same extent applicable to any of the Company’s executive officers, directors or ten-percent shareholders) by the managing underwriter of the Company’s first underwritten public offering of Common Stock (the “IPO”), the Participant may not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, or otherwise transfer or dispose of any Common Stock acquired pursuant to the vesting or exercise of an Award granted hereunder except for any Common Stock included in such registration; provided however, that (a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in the IPO, and (b) all executive officers and directors of the Company enter into similar agreements.

(e)	Drag Along Right. Unless the Committee provides otherwise, if, prior to an IPO, any stockholder or stockholders owning capital stock of the Company representing a majority of the Company’s outstanding voting power (the “Selling Majority Stockholder”) propose to sell through a transaction or a series of related transactions a number of shares of capital stock of the Company representing a majority of the Company’s outstanding voting power pursuant to a bona fide offer (a “Drag Along Sale”) to an unaffiliated third person (a “Drag Along Purchaser”), such Selling Majority Stockholder shall have the right (the “Drag Along Right”), but not the obligation, to require each Participant to sell a number of shares of Common Stock acquired pursuant to the vesting or exercise of Awards hereunder as described in this Section 10(e). If a Selling Majority Stockholder elects to exercise the Drag Along Right, then:

(i)	The Selling Majority Stockholder shall provide written notice to each Participant of the Drag Along Sale at least ten days prior to the closing of such Drag Along Sale (“Drag Along Notice”) specifying the material terms and conditions of the Drag Along Sale, including the number of shares of capital stock of the Company to be purchased by the Drag Along Purchaser, the percentage (on an as-converted basis) of the total number of shares of capital stock of the Company (on an as-converted basis) to be sold by the Selling Majority Stockholder pursuant to the Drag Along Sale to the total number of shares of capital stock of the Company (on an as-converted basis) owned by the Selling Majority Stockholder (the “Fractional Amount”) and the proposed per share purchase price (on an as-converted basis).

11

(ii) Each Participant shall sell to the Drag Along Purchaser, along with the Selling Majority Stockholder, the number of shares acquired pursuant to Awards granted hereunder equal to the product of (i) the number of shares of Common Stock acquired pursuant to Awards granted hereunder owned by such Participant (or by a permitted transferee of the Participant), and (ii) the Fractional Amount, for the same consideration per share and otherwise on the same terms and conditions as the Selling Majority Stockholder.

(f)	Clawback Rights. Unless the Committee provides otherwise, if a Participant materially violates any confidentiality, non-solicitation, development, or noncompetition agreement with the Company or an Affiliate, if the Participant’s employment is terminated for Cause, or upon such other events as determined by the Committee in its sole discretion (each a “Clawback Event”), the Company may in its sole discretion repurchase (and the Participant shall sell) any shares of Common Stock acquired by the Participant (or by a permitted transferee of the Participant) pursuant to Awards granted hereunder for a price equal to the purchase price paid (if any) by the Participant under the Award or, if less, the Fair Market Value of the shares of Common Stock on the date of repurchase. In the event a Clawback Event has occurred but is not discovered until a later time, the Company may either repurchase shares of Common Stock as described in the immediately-preceding sentence or, if the Participant no longer holds such shares, require the Participant to pay the Company the gross proceeds received in connection with the Participant’s sale or other transfer of the shares.

(g)	Company’s Right of First Refusal. Unless the Committee provides otherwise, while and so long as the Common Stock is not publicly traded, any shares issued on exercise of any Award granted under this Plan shall be subject to the Company’s right of first refusal. By virtue of that right, (a) except to the extent permitted by the Committee, such shares may not be transferred during the Participant’s lifetime, unless such transfer occurs within fifteen days following the expiration of thirty days after the Company has been given a written notice which correctly identifies the prospective transferee or transferees and which offers the Company an opportunity to purchase such stock at its Fair Market Value in cash, and such offer was not accepted within thirty days after the Company’s receipt of that notice; and (b) upon the Participant’s death, the Company shall have the right to purchase all or some of such stock at its Fair Market Value within nine months after the date notice of the Participant’s death is received by the Company. This right of first refusal shall continue to apply to any such stock after the transfer during the Participant’s lifetime of that stock to a member of the Participant’s immediate family or to a family partnership or trust, and after any transfer of that stock with respect to which the Company expressly waived its right of first refusal without also waiving it as to any subsequent transfers thereof, but it shall not apply after a transfer of that stock with respect to which the Company was offered but did not exercise or waived its right of first refusal or more than nine months after the Participant’s death. The Company may assign all or any portion of its right of first refusal to any one or more of its stockholders, or to any pension or retirement plan or trust for employees of the Company, who may then exercise the right so assigned. Stock certificates evidencing stock subject to this right of first refusal shall be appropriately legended to reflect that right.

12

11.	General Provisions.

	(a)	Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock, units or other rights subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of a Change in Control and a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions, and limitations set forth in the Plan and the Award Agreement.

	(b)	Determinations of Service.

(i) The Company shall make all determinations relating to the Service of a Participant with the Company or any Subsidiary in connection with an Award, including with respect to the continuation, suspension, or termination of such Service. A Participant’s Service shall not be deemed terminated if the Company determines that (i) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a termination of Service, (ii) the Participant transfers between service as an employee and service as a consultant or other personal service provider (or vice versa), or (iii) the Participant transfers between service as an employee and that of a Non-Employee Director (or vice versa). The Company may determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Service for purposes of any affected Awards, and the Company’s decision shall be final and binding.

13

(ii) Notwithstanding any term or provision to the contrary in this Plan, any Award Agreement, or any employment agreement between the Company or any Affiliate and a Participant, the date of any termination of Service of a Participant for purposes of the Plan shall be as determined by the Company, and in the case of the termination without Cause of a Participant’s Service, shall be deemed to be the date that actual notice of termination of Service is delivered to the Participant, as determined by the Company, without regard to any period of notice or reasonable notice of termination of Service, or pay in lieu thereof, to which the Participant may be entitled under applicable law or otherwise.

(c)	No Right to Employment or Continued Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or a Participant for any reason at any time.

(d)	Rights as Shareholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4(b) hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights. The Committee may determine, in its discretion, the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts, or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the stock certificates be held in escrow by the Company for any shares of Common Stock or cause the shares to be legended in order to comply with the securities laws or other applicable restrictions, or should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Common Stock as the Committee considers necessary or advisable.

(e)	Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator, and permitted transferees and beneficiaries.

(f)	Code Section 83(i) Elections. No Participant shall have the right to make an election under Section 83(i) of the Code with respect to an Award granted under the Plan unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee. If a Participant, in connection with the acquisition of shares of Common Stock pursuant to a Stock Option is expressly permitted to make such election, the Committee shall provide such Participant with the required notice under Section 83(i)(6) of the Code. Any such Participant who chooses to make the election must submit a signed and dated election form to the Company, using the form provided for that purpose or another form acceptable to the Committee (which form shall meet the requirements of Section 83(i)(3)(A)(ii) of the Code), at 18305 Biscayne Blvd., Suite 222, Aventura, FL 33260 promptly after filing the election with the Internal Revenue Service and in no event more than ten days thereafter. Further, any Participant who has made such election and subsequently chooses to revoke the election shall notify the Company at the same address within ten days.

14

12.	Legal Compliance.

	(a)	Securities Laws.

(i) No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. Certificates representing Common Stock acquired pursuant to an Award may bear such legend as the Company may consider appropriate under the circumstances.

(ii) From the time the Company commences reliance on the exemption from registration provided by Rule 12h-1(f)(1) of the Exchange Act and until the Company ceases such reliance or becomes subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Company shall provide to the option holders the information required to be delivered under Rule 12h-1(f)(1)(vi) of the Exchange Act, as applicable, in accordance with such rule.

	(b)	Shareholders Agreement. Unless otherwise determined by the Committee, Common Stock granted or issued pursuant to all Awards hereunder shall be subject to the Participant’s execution of a shareholders’ agreement acceptable to the Company.

	(c)	Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

15

(d)	Section 409A Compliance. To the extent applicable, it is intended that all Awards granted under the Plan be designed in such manner to be either exempt from the application, or to comply with the requirements of, Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(e)	Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be paid or withheld from an Award or an amount paid in satisfaction of an Award. Any required withholdings shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. In addition to the methods described in this Plan, the Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award. Without limiting the foregoing, if the Company or any Subsidiary determines in its sole discretion that under the requirements of applicable taxation laws or regulations of any governmental authority whatsoever it is obliged to withhold for remittance to a taxing authority any amount upon the grant or exercise of an Award, the exercise of the Call Right, the other disposition or deemed disposition by a Participant of an Award or any Common Stock, or the provision of any other benefit under this Plan, the Company or any of its Subsidiaries, on its own behalf or on behalf of any third party purchaser of the Award or any Common Stock held by the Participant, may take any steps it considers necessary or appropriate in the circumstances in connection therewith, including, without limiting the generality of the foregoing:

	(i)	requiring the Participant to pay the Company or any of Subsidiaries such amount as the Company or any of its Subsidiaries is obliged to remit to such taxing authority in respect thereof, with any such payment, in any event, being due no later than the date as of which any such amount first becomes included in the gross income of the Participant for tax purposes (and further provided that, in the case of a Stock Option, such payment shall be made in the same manner as payment of any applicable exercise price or in any other manner that may be designated by the Committee);

	(ii)	issuing any Common Stock issued pursuant to an Award to an agent on behalf of the Participant and directing the agent to sell a sufficient number of such shares on behalf of the Participant to satisfy the amount of any such withholding obligation, with the agent paying the proceeds of any such sale to the Company or any of its Subsidiaries for this purpose; or

	(iii)	to the extent permitted by law, deducting the amount of any such withholding obligation from any payment of any kind otherwise due to the Participant.

16

	(f)	No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee, nor any other person make any commitment or guarantee that any Federal, state, local, or foreign tax treatment will apply or be available to any Participant or any other person hereunder.

	(g)	Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

	(h)	Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

13.	Term; Amendment and Termination.

	(a)	Term. The Plan has been adopted by the Board of the Company and shall become effective as of July 1, 2022. The term of the Plan will be ten years from the date of adoption by the Board, subject to Section 13(b) hereof.

	(b)	Amendment and Termination. The Board may from time to time and in any respect, amend, modify, suspend, or terminate the Plan. Notwithstanding the foregoing, no amendment, modification, suspension, or termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

17

SAFE PRO GROUP INC.

FORM OF RESTRICTED STOCK AGREEMENT

(Non-Assignable)

[______] Shares of Restricted Stock of

SAFE PRO GROUP INC.

THIS CERTIFIES that on [DATE], [AWARDEE] (“Holder”) was granted [____] shares of fully paid and non-assessable shares (“Restricted Shares”) of the Common Stock (par value $0.0001 per share) of SAFE PRO GROUP INC. (the “Corporation”), a Delaware Corporation. A determination of the Board of Directors of the Corporation (the “Committee”) as to any questions which may arise with respect to the interpretation of the provisions of this award shall be final.

TERMS AND CONDITIONS. It is understood and agreed that the award evidenced by this agreement is subject to the following terms and conditions:

1. Award and Vesting.

(a) Award. The shares of Restricted Stock awarded hereunder shall be issued and held by the Corporation’s transfer agent in book entry form, and the Holder’s name shall be entered as the stockholder of record on the books of the Corporation. Thereupon, the Holder shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 1(b) below. The Holder shall (i) sign and deliver to the Corporation a copy of this Restricted Stock Agreement and (ii) deliver to the Corporation a stock power endorsed in blank if requested by the Corporation.

(b) Vesting of Restricted Stock. The restrictions and conditions in Paragraphs 7(b) and (c) of this Agreement shall lapse upon the earlier of (i) the Vesting Date or Dates specified in the following schedule or (ii) upon the occurrence of a Change of Control (as hereinafter defined) so long as the Holder in the case of either (i) or (ii) remains a director, officer or employee of, or consultant or advisor to, the Corporation from the date hereof through the applicable Vesting Date. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraphs 7(b) and (c) shall lapse only with respect to the number of shares of Restricted Stock specified as vested on such date.

Incremental Number of Shares Vested	Vesting Date

[ ______ ] [ ] %

2. Regulatory Compliance and Listing. The issuance or delivery of any stock certificates representing Restricted Shares may be postponed by the Corporation for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange, any rules, regulations or other requirements under any other law, or any rules or regulations applicable to the issuance or delivery of such Restricted Shares, and the Corporation shall not be obligated to deliver any such Restricted Shares to the Holder if delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

1

3. Investment Representations and Related Matters. The Holder hereby represents that the Restricted Shares awarded pursuant to this agreement are being acquired for investment purposes and not for resale or with a view towards distribution thereof. The Holder acknowledges and agrees that any sale or distribution of Restricted Shares may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended (“Securities Act”), which registration statement has become effective and is current with regard to the Restricted Shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Corporation, prior to any such sale or distribution. The Holder hereby consents to such action as the Corporation deems necessary or appropriate from time-to-time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this agreement, including but not limited to placing restrictive legends on certificates evidencing Restricted Shares and delivering stop transfer instructions to the Corporation’s stock transfer agent.

4. No Right To Continued Employment; Forfeiture. This agreement does not confer upon the Holder any right to continued employment by the Corporation or any of its subsidiaries or affiliated companies, nor shall it interfere in any way with the right to the Holder’s employer to terminate employment at any time for any reason or no reason.

5. Construction. This agreement will be construed by and administered under the supervision of the Committee, and all determinations will be final and binding on the Holder.

6. Dilution. Nothing in this agreement will restrict or limit in any way the right of the Committee to issue or sell stock of the Corporation (or securities convertible into stock of the Corporation) on such terms and conditions as it deems to be in the best interests of the Corporation, including, without limitation, stock and securities issued or sold in connection with mergers and acquisitions, stock issued or sold in connection with any stock option or similar plan, and stock issued or contributed to any stock bonus or employee stock ownership plan.

7. Legends and Restrictions.

(a) The Restricted Shares shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OR COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

2

(b) Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Holder prior to vesting.

8. Tax Withholding. The Holder shall, not later than the date as of which the receipt of this award becomes a taxable event for Federal income tax purposes, pay to the Corporation any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Except in the case where an election is made pursuant to Paragraph 9 below, the Corporation shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate fair market value that would satisfy the minimum withholding amount due.

9. Election Under Section 83(b). The Holder and the Corporation hereby agree that the Holder may, within 30 days following the date of this Agreement, file with the Internal Revenue Service and the Corporation an election under Section 83(b) of the Internal Revenue Code. In the event the Holder makes such an election, he or she agrees to provide a copy of the election to the Corporation. The Holder acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents with regard to such election.

10. Notices. Any notice hereunder to the Corporation shall be addressed to it at SAFE PRO GROUP INC., 18305 Biscayne Blvd, Suite 222, Aventura FL 33160 Attention: CEO, and any notice hereunder to the Holder shall be addressed to the Holder at the last known home address shown in the records of the Corporation, subject to the right of any party hereto to designate another address at any time hereafter in writing.

11. Counterparts. This agreement may be executed in counterparts each of which taken together shall constitute one and the same instrument.

12. Governing Law. This agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without reference to principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, the Corporation caused this agreement to be executed by a duly authorized officer.

Dated:	[ ______ ]	SAFE PRO GROUP INC.

By:
		Name:	Dan Erdberg
		Title:	CEO

ACCEPTED AND ACKNOWLEDGED:

By:

Name:

Date: